Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Washington Trust Bancorp, Inc. on Form S-8 of our report dated February 24, 2022, relating to the consolidated financial statements of Washington Trust Bancorp, Inc. and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Washington Trust Bancorp for the year ended December 31, 2021.

(signed) Crowe LLP

Grand Rapids, Michigan

April 25, 2022